Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation be reference in the Registration Statement (No. 333-199244) on Form S-8 of Diplomat Pharmacy, Inc. of our report dated September 3, 2015, relating to our audits of the financial position of Burman’s Apothecary, L.L.C., Subsidiaries, and Affiliate as of December 31, 2014 and 2013, and the results of its operations, members’ equity and cash flows  for each of the three years in the period ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ Plante & Moran, PLLC

Flint, Michigan

September 3, 2015